Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steve Quinlan, Chief Financial Officer

                      517.372.9200, squinlan@neogen.com

Neogen Announces Third Quarter Results

Solid year-over-year revenue growth showcases continued strength of products and markets

Closing of announced agreement to merge with 3M’s Food Safety business on track and company has made strong progress with integration plans

LANSING, Mich., March 24, 2022 — Neogen Corporation (NASDAQ: NEOG) announced today the results of the third quarter of its 2022 fiscal year, which ended February 28. Revenues were $128,244,000, a 10% increase compared to the previous year’s third quarter revenues of $116,709,000. This quarter marked the 119th of the past 125 quarters that Neogen has reported revenue increases compared to the same period in the prior year. Current year-to-date revenues were $387,066,000, up 14% compared to revenues of $341,034,000 for the same period a year ago.

“I am pleased to report solid top line growth for the quarter, with meaningful gains across our Food Safety, Animal Safety, and international operations,” said John Adent, Neogen’s President and Chief Executive Officer. “Our results for the third quarter demonstrate the resilience of our business, particularly in an inflationary environment and amid continued supply chain disruptions. We are making significant progress with integration planning in anticipation of the closing of our transaction with 3M’s Food Safety business, a deal that positions us at the forefront of this new era in food security with the resources, capabilities, and solutions to be a global food security provider.”

Financial and Business Highlights

Net income for the third quarter was $5,443,000, or $0.05 per share, adversely impacted by $10.6 million of professional fees incurred in connection with Neogen’s plan to combine 3M’s Food Safety business with the company’s existing operations, which was announced on December 14, 2021. Excluding the 3M deal-related costs, net income for the quarter would have been $13,600,000, or $0.13 per share, compared to $13,377,000, or $0.12 per share, in the previous year’s third quarter.

Current year-to-date net income was $33,348,000, or $0.31 per share; excluding $19.9 million in year to date 3M Food Safety deal costs, net income for the year to date would have been $48,807,000, or $0.45 per share, compared to $45,122,000, or $0.42 per share, for the same period a year ago.

For each comparative period above, earnings per share amounts have been adjusted to reflect the company’s 2-for-1 stock split on June 4, 2021.

Gross margins were 44.8% of sales in the third quarter of the fiscal year, compared to 46.1% recorded in the same period a year ago. Ongoing supply chain issues and the current inflationary environment continued to adversely impact raw material costs and freight expenses, which rose $2.2 million during the quarter. Additionally, a product mix shift toward Animal Safety products, which generally have lower gross margins, negatively impacted gross margins for the period.

Excluding the 3M Food Safety related deal costs, operating expenses rose by 6% during the third quarter, primarily due to increased compensation and personnel-related costs, an uptick in travel and other customer facing activities, increased shipping costs and the impact of amortization expense from recent acquisitions.

“We incurred significant legal and consulting fees during the quarter as we prepared for the 3M Food Safety combination; this spending will continue through the end of this fiscal year and into next fiscal year as we work toward closing,” said Steve Quinlan, Neogen’s Chief Financial Officer. “At the same time, our team is also continuing to drive growth initiatives across the company while addressing the current cost pressures in our business.”

Results by Segment

Food Safety

Revenues for the company’s Food Safety segment were $62,756,000 in the third quarter, an increase of 7% compared to $58,424,000 in the prior year’s third quarter. On an organic basis, the segment’s revenue increased 4%. The company’s recently launched products continued to lead growth as they gained market share in the third quarter. Sales of the new AccuPoint® Advanced NG handheld sanitation monitoring system drove a 16% increase in sales of the general sanitation product line. The Soleris® rapid general microbial testing product line recorded a 10% increase in equipment sales in the third quarter, and sales of the company’s innovative Listeria Right Now™ 60-minute test system recorded an increase of 13% over the prior year. Megazyme, the food quality and nutritional analysis company that the company acquired in December 2020, continued to exceed expectations as it has been integrated into the company’s Food Safety distribution channels.

Additional growth in this segment came from the company’s diagnostics portfolio, with increases in allergen test kits (12%) and culture media (11%). This growth was partially offset by a decline in dairy drug residue testing, as the company exits sales of non-core products within its portfolio.

Animal Safety

Revenues for the company’s Animal Safety segment were $65,488,000 in the third quarter of the fiscal year, an increase of 12%, compared to $58,285,000 in the previous year; organic growth was 9%. The growth was driven by strong sales of veterinary instruments, which recorded an increase of 36% over the previous year’s third quarter, on market share gains and private label business. Animal care products increased by 12%, with strong growth in vitamin injectables and antibiotics.

Biosecurity products sold through the Animal Safety segment increased by 2%, driven by an 11% increase in insect control products and a 2% increase in sales of cleaners and disinfectants. This growth was partially offset by a 5% decline in sales of rodent control products, primarily due to difficult prior year comparisons.

Neogen’s worldwide genomics business recorded an increase of 10% in the third quarter of the fiscal year, compared to the prior year’s third quarter, including new sales resulting from Neogen’s acquisition of Genetic Veterinary Sciences, Inc. on December 9, 2021.

International Highlights

International revenues rose by 10% for the quarter. Revenues at Neogen’s U.K. operations increased by 16% (18% in British pounds), driven by sales of cleaners and disinfectants to the U.K. and Asia. Revenues at Neogen’s Brazilian operations decreased by 2% (flat in Brazilian real) over the third quarter last year, as increased sales of deoxynivalenol (DON) test kits and Raptor® readers were offset by lower sales of dairy drug residue test kits.

In China, revenues decreased by 17% (19% in Chinese yuan), adversely affected by the country’s “Zero COVID-19” strategy, which has led to large-scale commercial lockdowns and travel bans; additionally, poor economic conditions for pork producers and difficult comparisons to a strong prior year resulted in lower sales of cleaners and disinfectants. Sales in the Latin American region increased by 1% (4% in Mexican pesos), with a 10% increase in sales of Food Safety products, offset by lower sales of rodent control products to a large customer. Revenues at Neogen’s Australasia operations increased by 20% (29% in Australian dollars), driven by the continued growth of genomic services in the beef and sheep markets.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety. The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

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NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		9 Months ended Feb. 28
	2022	2021	2022	2021
Revenue
Food Safety	$62,756	$58,424	$192,610	$$170,143
Animal Safety	65,488	58,285	194,456	170,891

Total revenue	128,244	116,709	387,066	341,034
Cost of sales	70,832	62,860	209,052	183,669

Gross margin	57,412	53,849	178,014	157,365
Operating expenses
Sales & marketing	21,477	18,693	63,220	52,938
Administrative	24,997	15,146	60,985	38,343
Research & development	4,561	4,236	13,218	12,170

Total operating expenses	51,035	38,075	137,423	103,451

Operating income	6,377	15,774	40,591	53,914
Other income	266	203	707	1,208

Income before tax	6,643	15,977	41,298	55,122
Income tax	1,200	2,600	7,950	10,000

Net income	$5,443	$13,377	$33,348	$45,122
Net income per diluted share	$$0.05	$$0.12	$$0.31	$$0.42
Other information:
Shares to calculate per share	108,133	107,390	108,130	106,768
Depreciation & amortization	$6,322	$5,633	$17,833	$15,107
Interest income	314	294	741	1,571
Gross margin (% of sales)	44.8%	46.1%	46.0%	46.0%
Operating income (% of sales)	5.0%	13.5%	10.5%	15.8%
Revenue increase vs. FY 2021	9.9%		13.5%
Net income vs. FY 2021	(59.3%)		(26.1%)

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28	May 31
	2022	2021
Assets
Current assets
Cash & investments	$378,439	$381,087
Accounts receivable	92,978	91,823
Inventory	113,395	100,701
Other current assets	23,514	17,840

Total current assets	608,326	591,451
Property & equipment, net	104,699	100,453
Goodwill & other assets	266,873	228,288

Total assets	$979,898	$920,192
Liabilities & Equity
Current liabilities	$64,403	$53,599
Non-current liabilities	39,951	26,216
Equity: Shares outstanding
107,818 at Feb. 28, & 107,468 at May 31	875,544	840,377

Total liabilities & equity	$979,898	$920,192